FILE NO. 333-127023
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                        PROSPECTUS DATED AUGUST 19, 2005

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        FILED PURSUANT TO RULE 424(B)(4)
                           SEC FILE NUMBER 333-127023
                                   PROSPECTUS

                             SEMOTUS SOLUTIONS, INC.

                                     [LOGO]

                        2,048,905 SHARES OF COMMON STOCK

                          -----------------------------

     The "selling stockholders" named in this prospectus may sell up to 2,003,905 shares of common stock, par value $0.01, and up to 45,000 shares of common stock that may be issued upon exercise of share purchase warrants, which can be exercised at any time until May 27, 2009 at an exercise price of $0.34. We will not receive any proceeds from the sale of these shares of common stock offered by the selling stockholders. We will receive $0.34 for each share purchase warrant exercised, for a total of $15,300, if all share purchase warrants are exercised without using the cashless exercise provision included in these warrants.

     We are registering the offer and sale of these shares in order to allow the selling stockholders to freely resell their shares of common stock, but the registration of such shares does not necessarily mean that any of the shares will be offered or sold by the selling stockholders.

     Our shares of common stock are traded on the American Stock Exchange under the symbol "DLK". On July 27, 2005, the closing sale price of our common stock was $0.37.

     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

                 THE DATE OF THIS PROSPECTUS IS AUGUST 19, 2005

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                                TABLE OF CONTENTS



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Semotus Solutions, Inc.                                                     2
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Special Note Regarding Forward-Looking Statements                           2
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Risk Factors                                                                3
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Use of Proceeds                                                             9
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Selling Stockholders                                                        9
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Plan of Distribution                                                       12
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Legal Matters                                                              14
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Experts                                                                    14
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Documents Incorporated By Reference                                        14
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Available Information                                                      15
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YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THE SELLING STOCKHOLDERS ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.



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                             SEMOTUS SOLUTIONS, INC.

OUR BUSINESS
Semotus(R) Solutions, Inc. ("We" or "Our"), is a leading provider of software for wireless enterprise applications. Our software connects employees wirelessly to critical business systems, information and processes. We help mobile employees make better and faster decisions, increase customer satisfaction, and improve efficiencies in their business processes for shorter sales and service cycles. Our software products and services include the Global Market Pro, Equity Market Pro and Futures Market Pro wireless financial market data software and services, the HipLinkXS family of enterprise wireless messaging and communications software and services, which includes PocketDBA and PocketAdmin, and a patented Presentation Level Integration technology. Our software provides mobility and convenience, increases efficiency, and improves profitability.

We currently have three wholly-owned subsidiaries: Semotus Systems Corporation (Canadian subsidiary), Expand Beyond Corporation ("Expand Beyond") and Clickmarks, Inc. ("Clickmarks"). The other following subsidiaries have been closed or sold or are in discontinued operations: Wares on the Web, Inc., Five Star Advantage, Inc., WizShop.com, Inc. and Application Design Associates, Inc. Two other subsidiaries, Cross Communications, Inc. and Simkin, Inc. were merged with and into Semotus. All significant intercompany transactions and balances have been eliminated in consolidation. Operations of the Canadian subsidiary consist mainly of research and development and engineering on behalf of Semotus. Operations of Expand Beyond consist mainly of sales of software products and professional services and support of existing software applications. Expand Beyond's products and services further enhance HipLinkXS's capabilities, and will therefore be added to our HipLinkXS family of software products. Clickmarks has a patented Presentation Level Integration (PLI) technology that enables rapid creation of composite applications and web services out of existing backend systems, which may be delivered via web, portal, and mobile front-ends.

OUR CORPORATE INFORMATION
Our principal offices are located at 718 University Ave., Suite 202, Los Gatos, CA 95032, our telephone number is 408-399-6120, and our website can be accessed at http://www.semotus.com. Information contained in our website does not constitute part of this prospectus. In this prospectus, references to "Semotus Solutions," "Semotus," "we," "us" and "our" refer to Semotus Solutions, Inc. and our subsidiaries unless the context requires otherwise.

We were formed under the laws of the State of Nevada on June 18, 1996. On June 27, 1996, we went public through an acquisition of a public corporation, Datalink Communications Corporation ("DCC"), which was previously Lord Abbott, Inc., a Colorado corporation formed in 1986. As a part of the transaction, we also acquired a Canadian corporation, DSC Datalink Systems Corporation, incorporated in Vancouver, British Columbia, now named Semotus Systems Corporation.

PROSPECTUS SUMMARY
The "selling stockholders" named in this prospectus may sell up to 2,003,905 shares of common stock, par value $0.01, and up to 45,000 shares of common stock that may be issued upon exercise of share purchase warrants, which can be exercised at any time until May 27, 2009 at an exercise price of $0.34. We will not receive any proceeds from the sale of these shares of common stock offered by the selling stockholders. We will receive $0.34 for each share purchase warrant exercised, for a total of $15,300, if all share purchase warrants are exercised without using the cashless exercise provision provided in these warrants. We intend to use the proceeds received from share purchase warrant exercises for general corporate purposes, including (but not limited to) working capital, capital expenditures and expansion of our sales and marketing efforts.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled "Prospectus Summary" and "Risk Factors," contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial and operating performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from that expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed under "Risk Factors" and

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elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," "our future success depends," "seek to continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We do not intend to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results except as required by law.

                                  RISK FACTORS

Investing in our shares is very risky. You should be able to bear a complete loss of your investment. In deciding whether to purchase our shares, you should carefully consider the following factors, among others, as well as information contained in this prospectus, our most recent annual report on Form 10-KSB, and the other documents incorporated by reference into this prospectus:

RISK FACTORS PARTICULAR TO SEMOTUS

WE HAVE HISTORICALLY INCURRED LOSSES AND THESE LOSSES ARE EXPECTED TO CONTINUE IN THE FUTURE.
We recorded a net loss for each year since our current business started in 1996 through our fiscal year ended March 31, 2005. As of March 31, 2005, we had an accumulated deficit of $65,767,527.

We have not achieved profitability and we expect to continue to incur operating losses in the future. These losses may be higher than our current losses from operations. Many of our operating expenses are fixed in the short term. We have incurred (and may incur in the future) losses from the impairment of goodwill or other intangible assets, or from the impairment of the value of private companies that we acquired. We must therefore generate revenues sufficient to offset these expenses in order for us to become profitable. If we do achieve profitability, we may not be able to sustain it.

Because we expect to continue to incur significant sales and marketing, systems development and administrative expenses, we will need to generate significant revenue to become profitable and sustain profitability on a quarterly or annual basis. We may not achieve or sustain our revenue or profit goals and our losses may continue or grow in the future. As a result, we may not be able to increase revenue or achieve profitability on a quarterly or annual basis.

OUR FUTURE REVENUES AND OPERATING RESULTS ARE DEPENDENT TO A LARGE EXTENT UPON GENERAL ECONOMIC CONDITIONS, CONDITIONS IN THE WIRELESS SERVICES MARKET AND CONDITIONS IN OUR PRIMARY TARGET MARKETS.
Our future revenues and operating results are dependent to a large extent upon general economic conditions, conditions in the wireless market and within that market, our primary target markets of financial services and software and messaging and communications software. Economic activity continues to be slow in these markets, and our sales cycle is significantly extended as existing and potential customers continue to reduce their spending commitments, deferring wireless projects and declining to make investments in new wireless services. Moreover, adoption of wireless services has not proceeded as rapidly as previously anticipated. If general economic conditions continue to be adverse, if the economies in which our target customers are located continue to suffer from a recession, if demand for our solutions does not expand, or if war or terrorism impacts the U.S., Canada or our other target markets, our ability to increase our customer base may be limited, and our revenue may decrease further.

WE MAY NOT ACHIEVE PROFITABILITY IF WE ARE UNABLE TO MAINTAIN, IMPROVE AND DEVELOP THE WIRELESS DATA SERVICES WE OFFER.
We believe that our future business prospects depend in part on our ability to maintain and improve our current services and to develop new ones on a timely basis. Our services will have to achieve market acceptance, maintain technological competitiveness and meet an expanding range of customer requirements. As a result of the complexities inherent in our service offerings, major new wireless data services and service enhancements

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require long development and testing periods. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new services and service enhancements. Additionally, our new services and service enhancements may not achieve market acceptance. If we cannot effectively maintain, improve and develop services we may not be able to recover our fixed costs or otherwise become profitable.

IF WE DO NOT RESPOND EFFECTIVELY AND ON A TIMELY BASIS TO RAPID TECHNOLOGICAL CHANGE, OUR SERVICES MAY BECOME OBSOLETE AND WE MAY LOSE SALES.
The wireless and data communications industries are characterized by rapidly changing technologies, industry standards, customer needs and competition, as well as by frequent new product and service introductions. Our services are integrated with wireless handheld devices and the computer systems of our customers. Our services must also be compatible with the data networks of wireless carriers. We must respond to technological changes affecting both our customers and suppliers. We may not be successful in developing and marketing, on a timely and cost-effective basis, new services that respond to technological changes, evolving industry standards or changing customer requirements. Our ability to grow and achieve profitability will depend, in part, on our ability to accomplish all of the following in a timely and cost-effective manner:

     o    effectively use and integrate new wireless and data technologies;
     o    continue to develop our technical expertise;
     o    enhance our wireless data, engineering and system design services;
     o    develop applications for new wireless networks; and
     o influence and respond to emerging industry standards and other changes.

WE DEPEND UPON WIRELESS NETWORKS OWNED AND CONTROLLED BY OTHERS. IF WE DO NOT HAVE CONTINUED ACCESS TO SUFFICIENT CAPACITY ON RELIABLE NETWORKS, WE MAY BE UNABLE TO DELIVER SERVICES AND OUR SALES COULD DECREASE.
Our ability to grow and achieve profitability partly depends on our ability to buy sufficient capacity on the networks of wireless carriers and on the reliability and security of their systems. We depend on these companies to provide uninterrupted and trouble free service and would not be able to satisfy our customers' needs if they failed to provide the required capacity or needed level of service. In addition, our expenses would increase and our profitability could be materially adversely affected if wireless carriers were to increase the prices of their services.

WE MAY FAIL TO SUPPORT OUR ANTICIPATED EVENTUAL GROWTH IN OPERATIONS WHICH COULD REDUCE DEMAND FOR OUR SERVICES AND MATERIALLY ADVERSELY AFFECT OUR REVENUE.
Our business strategy is based on the assumption that the number of subscribers to our services, the amount of information they want to receive and the number of services we offer will all increase. We must continue to develop and expand our systems and operations to accommodate this growth. The expansion and adaptation of our customer service and network operations center requires substantial financial, operational and management resources. We may be unable to expand our operations for one or more of the following reasons:

     o we may not be able to locate or hire at reasonable compensation rates qualified engineers and other employees necessary to expand our capacity;
     o we may not be able to obtain the hardware necessary to expand our capacity;
     o we may not be able to expand our customer service, billing and other related support systems; and
     o we may not be able to obtain sufficient additional capacity from wireless carriers.

Due to the limited deployment of our services to date, the ability of our systems and operations to connect and manage a substantially larger number of customers while maintaining superior performance is unknown. Any failure on our part to develop and maintain our wireless data services as we experience growth could significantly reduce demand for our services and materially adversely affect our revenue.

WE MAY FAIL TO SUPPORT OUR CURRENT OPERATIONS, WHICH COULD REDUCE DEMAND FOR OUR SERVICES AND MATERIALLY ADVERSELY AFFECT OUR REVENUE.
Our business strategy is based on the assumption that the number of subscribers to our services, the amount of information they want to receive and the number of services we offer will all increase. We must continue to develop and expand our systems and operations to accommodate this growth. The expansion and or maintenance and adaptation of our customer service and network operations centers require substantial financial, operations and management resources. At the same time, we have reduced our operating expenses, which entails a reduction in operational and management resources. While we believe that our cost reductions were targeted at areas that are not necessary to maintain and develop our ability to serve customers, there can be no assurance that we will succeed in

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lowering costs while maintaining our ability to provide service. If we fail to maintain or improve service levels, we may lose customers and/or the opportunity to provide more services and products.

WE DEPEND ON RECRUITING AND RETAINING KEY MANAGEMENT AND TECHNICAL PERSONNEL WITH WIRELESS DATA AND SOFTWARE EXPERIENCE AND WE MAY NOT BE ABLE TO DEVELOP NEW PRODUCTS OR SUPPORT EXISTING PRODUCTS IF WE CANNOT HIRE OR RETAIN QUALIFIED EMPLOYEES.
Because of the technical nature of our products and the dynamic market in which we compete, our performance depends on attracting and retaining key employees. Competition for qualified personnel in the wireless data and messaging software industries is intense, and finding and retaining qualified personnel with experience in both industries is even more difficult. We believe there are only a limited number of individuals with the requisite skills in the field of wireless data communication, and it is increasingly difficult to hire and retain these persons. We have a written employment agreement with Anthony N. LaPine, the Company's Chairman, CEO and President. We do not have employment agreements with any other current officer or employee. If we lose the services of Mr. LaPine or any other officer or key employee, such as Pamela LaPine, our Executive Vice President of Sales and Marketing, Tali Durant, our Corporate Secretary and General Counsel, or Charles K. Dargan, our Chief Financial and Accounting Officer, we may not be able to manage or operate our business successfully and achieve our business objectives.

WE DEPEND ON RECRUITING AND RETAINING KEY MANAGEMENT AND TECHNICAL PERSONNEL, AND WE MAY NOT BE ABLE TO RECRUIT OR RETAIN SUCH EMPLOYEES IF WE DO NOT RECEIVE BOARD AND SHAREHOLDER APPROVAL TO ADOPT A NEW EQUITY INCENTIVE PLAN.
One of the components to our compensation and benefits package that we currently offer new and existing employees is stock options under our 1996 Stock Option Plan. This Plan is going to expire in June of 2006, and although we plan to attempt to adopt a new equity incentive plan, we may not receive board and shareholder approval to adopt a new equity incentive plan. We may not be able to recruit or retain key employees if we do not have a new equity incentive plan in place.

IF WE DO NOT HAVE SUFFICIENT CAPITAL TO FUND OUR OPERATIONS, WE MAY BE FORCED TO DISCONTINUE PRODUCT DEVELOPMENT, REDUCE OUR SALES AND MARKETING EFFORTS OR FOREGO ATTRACTIVE BUSINESS OPPORTUNITIES.
To help ensure that we would have sufficient capital to take advantage of our core business opportunities, we have taken significant actions during the past two fiscal years to reduce our operating expenses. Most of our current operating expenses, such as employee compensation and lease payments for facilities and equipment, are relatively stable and these expense levels are based in part on our expectations regarding future revenues. As a result, any shortfall in our revenues relative to our expectations could cause significant changes in our operating results from quarter to quarter. If the cost-cutting actions that we have taken are insufficient, we may not have sufficient capital to fund our operations, and additional capital may not be available on acceptable terms, if at all. Any of these outcomes could adversely impact our ability to respond to competitive pressures or could prevent us from conducting all or a portion of our planned operations. We may need to undertake additional measures to reduce our operating expenses in the future.

We expect that the cash we receive through our operations and our cash on hand will be sufficient to meet our working capital and capital expenditure needs for the next 12 months. After that, we may need to raise additional funds, and additional financing may not be available on acceptable terms, if at all. We also may require additional capital to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. If we issue additional equity securities to raise funds, the ownership percentage of existing shareholders will be reduced. If we incur debt, the debt will rank senior to our common shares, and we will incur debt service costs.

OUR SUCCESS IS DEPENDENT IN PART ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY, AND OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD HAVE A SIGNIFICANT ADVERSE IMPACT IN OUR BUSINESS.
Our success and ability to compete effectively are dependent in part upon our proprietary technology. We rely on a combination of copyright, patent, trademark and trade secret laws, as well as nondisclosure agreements and other contractual restrictions, to establish and protect our proprietary rights. The measures we undertake may not be adequate to protect our proprietary technology. To date, we have federally registered certain of our trademarks and applied for a patent on our financial data services software. Our practice is to affix copyright notices on our software and product literature in order to assert copyright protection for these works. The lack of federal

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registration of all of our trademarks, patents and copyrights may have an adverse effect on our intellectual property rights in the future. Additionally, we may be subject to further risks as we enter into transactions in countries where intellectual property laws are unavailable, do not provide adequate protection or are difficult to enforce. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to duplicate aspects of our products or to obtain and use information that we regard as proprietary. Our steps to protect our proprietary technology may not be adequate to prevent misappropriation of such technology, and may not preclude competitors from independently developing products with functionality or features similar to our products. If we fail to protect our proprietary technology, our business, financial condition and results of operations could be harmed significantly.

OUR SALES CYCLE IS LONG, AND OUR STOCK PRICE COULD DECLINE IF SALES ARE DELAYED OR CANCELLED.
Quarterly fluctuations in our operating performance are exacerbated by the length of time between our first contact with a business customer and the first revenue from sales of services to that customer or end users. Because our services represent a significant investment for our business customers, we spend a substantial amount of time educating them regarding the use and benefits of our services and they, in turn, spend a substantial amount of time performing internal reviews and obtaining capital expenditure approvals before purchasing our services. As much as a year may elapse between the time we approach a business customer and the time we begin to deliver services to a customer or end user. Any delay in sales of our services could cause our quarterly operating results to vary significantly from projected results, which could cause our stock price to decline. In addition, we may spend a significant amount of time and money on a potential customer that ultimately does not purchase our services.

OUR SOFTWARE MAY CONTAIN DEFECTS OR ERRORS, AND OUR SALES COULD GO DOWN IF THIS INJURES OUR REPUTATION OR DELAYS SHIPMENTS OF OUR SOFTWARE.
Our software products and platforms are complex and must meet the stringent technical requirements of our customers. We must develop our services quickly to keep pace with the rapidly changing software and telecommunications markets. Software as complex as ours is likely to contain undetected errors or defects, especially when first introduced or when new versions are released. Our software may not be free from errors or defects after delivery to customers has begun, which could result in the rejection of our software or services, damage to our reputation, lost revenue, diverted development resources and increased service and warranty costs.

WE MAY BE SUBJECT TO LIABILITY FOR TRANSMITTING INFORMATION, AND OUR INSURANCE COVERAGE MAY BE INADEQUATE TO PROTECT US FROM THIS LIABILITY.
We may be subject to claims relating to information transmitted over systems we develop or operate. These claims could take the form of lawsuits for defamation, negligence, copyright or trademark infringement or other actions based on the nature and content of the materials. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

DISRUPTION OF OUR SERVICES DUE TO ACCIDENTAL OR INTENTIONAL SECURITY BREACHES MAY HARM OUR REPUTATION CAUSING A LOSS OF SALES AND INCREASED EXPENSES.
A significant barrier to the growth of wireless data services or transactions on the Internet or by other electronic means has been the need for secure transmission of confidential information. Our systems could be disrupted by unauthorized access, computer viruses and other accidental or intentional actions. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third-party were able to misappropriate our users' personal or proprietary information or credit card information, we could be subject to claims, litigation or other potential liabilities that could materially adversely impact our revenue and may result in the loss of customers.

ANY TYPE OF SYSTEMS FAILURE COULD REDUCE SALES, OR INCREASE COSTS OR RESULT IN CLAIMS OF LIABILITY.
Our existing wireless data software and services are dependent on real-time, continuous feeds from outside third parties. The ability of our subscribers to obtain data or make wireless transactions through our software and service requires timely and uninterrupted connections with our wireless network carriers. Any significant disruption in the feeds or wireless carriers could result in delays in our subscribers' ability to receive information or execute wireless transactions. There can be no assurance that our systems will operate appropriately if we experience a hardware or software failure or if there is an earthquake, fire or other natural disaster, a power or telecommunications failure, insurrection or an act of war. A failure in our systems could cause delays in transmitting data, and as a result we may lose customers or face litigation that could involve material costs and distract management from operating our business.

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AN INTERRUPTION IN THE SUPPLY OF PRODUCTS AND SERVICES THAT WE OBTAIN FROM THIRD
PARTIES COULD CAUSE A DECLINE IN SALES OF OUR SERVICES.
In designing, developing and supporting our wireless data software and services, we rely on wireless carriers, wireless handheld device manufacturers, content providers and software providers. These suppliers may experience difficulty in supplying us products or services sufficient to meet our needs or they may terminate or fail to renew contracts for supplying us these products or services on terms we find acceptable. Any significant interruption in the supply of any of these products or services could cause a decline in sales of our services unless and until we are able to replace the functionality provided by these products and services.

We also depend on third parties to deliver and support reliable products, enhance their current products, develop new products on a timely and cost-effective basis and respond to emerging industry standards and other technological changes. In addition, we rely on the ability of our content providers to continue to provide us with uninterrupted access to the news and financial information we provide to our customers. The failure of third parties to meet these criteria, or their refusal or failure to deliver the information for whatever reason, could materially harm our business.

RISK FACTORS RELATED TO OUR INDUSTRY

THE MARKET FOR WIRELESS DATA SOFTWARE APPLICATIONS AND SERVICES IS HIGHLY UNCERTAIN AND WE MAY NOT BE ABLE TO SELL ENOUGH OF OUR SOFTWARE OR SERVICES TO BECOME PROFITABLE.
The market for wireless data software and services is still emerging and continued growth in demand for and acceptance of these software applications and services remains uncertain. Current barriers to market acceptance of these services include cost, reliability, functionality and ease of use. We cannot be certain that these barriers will be overcome. Our competitors may develop alternative wireless data communications systems that gain broader market acceptance than our systems. If the market for our software and services does not grow or grows more slowly than we currently anticipate, we may not be able to attract enough customers for our software and services, and our revenues, business, financial condition and operating results would be adversely affected.

THERE IS NO ASSURANCE THAT WE WILL BE ABLE TO EFFECTIVELY COMPETE AGAINST CURRENT AND FUTURE COMPETITORS.
There are a number of competitors who are larger and have much greater resources than we do. Many of our competitors have more experienced people and larger facilities and budgets than we do. These competitors could use their resources to conduct greater amounts of research and development and to offer services at lower prices than we can. These factors may adversely affect our ability to compete by decreasing the demand for our products and services.

OUR ABILITY TO SELL NEW AND EXISTING SOFTWARE AND SERVICES AT A PROFIT COULD BE IMPAIRED BY COMPETITORS.
Intense competition could develop in the market for the software and services we offer. We developed our software using standard industry development tools. Many of our agreements with wireless carriers, wireless handheld device manufacturers and data providers are non-exclusive. Our competitors could develop and use the same products and services in competition with us. With time and capital, it would be possible for competitors to replicate our services. Our potential competitors could include: wireless network carriers such as Verizon Wireless, Cingular, Sprint PCS, TMobile and Nextel; wireless device manufacturers, such as Palm, Motorola, Good Technology and RIM; software developers such as Microsoft Corporation; and systems integrators such as IBM. Most of our potential competitors have significantly greater resources than we do. Furthermore, competitors may develop a different approach to marketing the software and services we provide in which subscribers may not be required to pay for the information provided by our software and services. Competition could reduce our market share or force us to lower prices to unprofitable levels.

NEW LAWS AND REGULATIONS THAT IMPACT OUR INDUSTRY COULD ADVERSELY AFFECT OUR BUSINESS.
We are not currently subject to direct regulation by the Federal Communications Commission ("FCC") or any other governmental agency, other than regulations applicable to businesses in general. However, in the future, we may become subject to regulation by the FCC or another regulatory agency. In addition, the wireless carriers who supply us airtime are subject to regulation by the FCC and regulations that affect them could adversely affect our business, by, for example, increasing our costs or reducing our ability to continue selling and supporting our services. Our


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business could suffer depending on the extent to which our activities or those of our customers or suppliers are regulated.

WE MAY FACE INTERRUPTION OF PRODUCTION AND SERVICES DUE TO INCREASED SECURITY MEASURES IN RESPONSE TO TERRORISM.
Our business depends on the free flow of products and services through the channels of commerce. Recently, in response to terrorists' activities and threats aimed at the United States, transportation, mail, financial and other services have been slowed or stopped altogether. Further delays or stoppages in transportation, mail, financial or other services could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of the terrorist activities and potential activities. We may also experience delays in receiving payments from payers that have been affected by the terrorist activities and potential activities. The U.S. economy in general is being adversely affected by the terrorist activities and potential activities and any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

RISK FACTORS RELATED TO OUR STOCK PRICE

SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK BY OUR MAJOR STOCKHOLDERS OR OTHERS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.
Sales of substantial numbers of shares of common stock by our major stockholders in the public market could harm the price of our common stock. As of March 31, 2005, Anthony N. LaPine, our President and Chief Executive Officer and Chairman of the Board, beneficially owned 2,844,000 shares of our common stock. These shares are eligible for resale into the public market within the restrictions imposed by Rule 144 under the Securities Act of 1933. Sales of a significant amount of these shares could adversely affect the market price of our common stock. In addition, as of March 31, 2005, we have granted and have outstanding 3,408,818 options, with 2,569,868 of those immediately exercisable, to purchase our common stock in accordance with our 1996 Stock Option Plan. The exercise of options and the subsequent sale of shares could adversely affect the market price of our common stock.

In addition, if this registration statement is declared effective by the Securities and Exchange Commission, we are unable to predict the effect that sales of these shares may have on the then prevailing market price of our shares. It is likely that market sales of large amounts of our shares (or the potential for those sales even if they do not actually occur) will have the effect of depressing the market price of our shares.

FUTURE SALES OF COMMON STOCK BY OUR EXISTING STOCKHOLDERS COULD CAUSE OUR SHARE PRICE TO FALL.
The volume of trading in our common shares on the American Stock Exchange has not been substantial. As a result, even small dispositions of our common shares in the public market could cause the market price of the common shares to fall. The perception among investors that these sales will occur could also produce this effect.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.
The trading price of our common stock has historically been highly volatile. Since we began trading on the American Stock Exchange, our stock price has ranged from $0.10 to $42.00 (as adjusted for stock splits). We expect that the market price of our common stock will continue to fluctuate as a result of variations in our quarterly operating results and other factors beyond our control. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive and emerging nature of our business, the market price of our common stock may rise and fall in response to a variety of factors, including:

     o    announcements of technological or competitive developments;
     o    acquisitions or strategic alliances by us or our competitors;
     o    the gain or loss of a significant customer or order;
     o changes in estimates of our financial performance or changes in recommendations by securities analysts regarding us or our industry; or
     o    general market or economic conditions.

This risk may be heightened because our industry is relatively new and evolving, characterized by rapid technological change and susceptible to the introduction of new competing technologies or competitors.

In addition, the market for internet, wireless and technology companies in particular has experienced extreme price and volume fluctuations. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies. These broad market and industry factors and general economic conditions may materially and adversely affect our stock price.

WE DO NOT PLAN TO PAY ANY DIVIDENDS.
Our shares should not be purchased by investors who need income from their holdings. We intend to retain any future earnings to fund the operation and expansion of our business. We do not anticipate paying cash dividends on our shares in the future. As a result, our common stock is not a good investment for people who need income from their holdings.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the common stock by the selling stockholders. We will receive $0.34 for each share purchase warrant exercised, for a total of $15,300, if all share purchase warrants are exercised without using the cashless exercise provision provided in these warrants. We intend to use the proceeds received from exercise of share purchase warrants for general corporate purposes, including (but not limited to) working capital, capital expenditures and expansion of our sales and marketing efforts.

                              SELLING STOCKHOLDERS

     Certain stockholders may offer 2,048,905 shares of common stock for resale. The shares are being offered for the account of the stockholders in the table below and their donees or pledgees.

     The following table sets forth information concerning the selling stockholders, including:

     - the number of shares owned by the selling stockholder prior to the offering; and

     - the maximum number of shares issuable upon exercise of common stock purchase warrants; and

     -  the number of shares offered by the selling stockholder; and

     - the number of shares and percentage of common stock beneficially owned after the offering.

We have no knowledge of the intentions of any selling stockholder to actually sell any of the securities listed under the column "Total Number of Shares Being Offered". There are no material relationships between any of the selling stockholders and us other than as disclosed below.

                                                                                    NUMBER
                                                                                   OF SHARES
                                                                                   ISSUED OR
                                                                                   ISSUABLE
                                                                                     UPON
                                                                                   EXERCISE       TOTAL
                                                                   NUMBER OF       OF ALL OF      NUMBER       SHARES BENEFICIALLY
                                                                    SHARES         THE SHARE     OF SHARES     OWNED AFTER OFFERING
                                                                  BENEFICIALLY     PURCHASE       BEING                  PERCENTAGE
NAME OF SELLING STOCKHOLDER                                          OWNED         WARRANTS      OFFERED       NUMBER    OF CLASS(1)
----------------------------                                         -----         --------      -------       ------    -----------
Aamlie, Craig (2)                                                    1,259             --          1,259           0           0%
Arbor, Patrick (2)                                                   2,519             --          2,519           0           0%
Aria Group Architects, Inc. (2)                                        630             --            630           0           0%
Barone, Vicki D. E. (3)                                              3,340          3,500          6,840           0           0%
Bathgate, Steven M. (3)                                              3,340          3,500          6,840           0           0%

Bauer, Andrea (3)                                                      490            512          1,002           0           0%
Bautista, John (2)                                                   1,967             --          1,967           0           0%
Board of Trustees of the Leland Stanford Junior (2)                 20,958             --         20,958           0           0%
CrossBridge Partners Fund I, L.P. (2)(5)                            46,471             --         46,471           0           0%
CrossBridge Side Fund I, L.P. (2)(5)                                 5,926             --          5,926           0           0%
D.P.K. Enterprises, Inc. (2)(6)                                      2,519             --          2,519           0           0%
Desmond, Connie (2)                                                  3,931             --          3,931           0           0%
Donnelly, Michael (3)                                                  191            200            391           0           0%
Drennen, David (3)                                                     644            675          1,319           0           0%
Duellman, Joseph (2)                                                   630             --            630           0           0%
EBX II, L.P. (2)                                                    21,408             --         21,408           0           0%
Ehredt Family Trust (2)                                              2,519             --          2,519           0           0%
Everhart Family Revocable Trust c/o Thomas Everhart (2)              2,672             --          2,672           0           0%
Fain, Richard (2)                                                    1,259             --          1,259           0           0%
Fords, Marianne (2)                                                  1,603             --          1,603           0           0%
Fulton, Greg & Ann (3)                                                 386            405            791           0           0%
Glickman, Barbara (2)                                                2,672             --          2,672           0           0%
Gramza, Daniel M. and Maryann M. (2)                                 1,259             --          1,259           0           0%
Graves, J.R. (2)                                                     1,259             --          1,259           0           0%
Greene, Andrea (2)                                                   2,672             --          2,672           0           0%
Greene, Jed (2)                                                      1,630             --          1,630           0           0%
Grosshandler, John (2)                                                 630             --            630           0           0%
Grunberg, Josef and Shoshana (2)                                       630             --            630           0           0%
Heiman, Scott (2)                                                      142             --            142           0           0%
Hirt, Geoffrey (2)                                                   1,259             --          1,259           0           0%
Hsu, Richard (2)                                                       898             --            898           0           0%
Hudson, Hoyt and Helen (2)                                           2,519             --          2,519           0           0%
Huebner, Richard T. (3)                                              3,340          3,500          6,840           0           0%
Irene C. Moore Revocable Trust c/o Irene Moore (2)                   7,865             --          7,865           0           0%
Jaglom, Henry (2)                                                    1,259             --          1,259           0           0%
Jaglom, Victoria Foyt (2)                                            2,519             --          2,519           0           0%
Johnson, Craig (2)                                                   5,344             --          5,344           0           0%
Joyce Kantoff Non-Exempt Trust c/o Joyce Kantoff (2)                 2,672             --          2,672           0           0%
Kaplan, Ari (2)                                                    135,375             --        135,375           0           0%
Kaplan, Eva (2)                                                      1,259             --          1,259           0           0%
Kaplan, Gerald (2)                                                   3,931             --          3,931           0           0%
Kaplan, Jodi (2)                                                     1,511             --          1,511           0           0%
Kaplan, Todd (2)                                                     1,259             --          1,259           0           0%
Katz, Allen (2)                                                      1,889             --          1,889           0           0%
Kochevar, Rudolph (2)                                                1,259             --          1,259           0           0%
Kohler, Jeffrey (3)                                                 30,060         31,500         61,560           0           0%
Laufer, Marla (2)                                                      189             --            189           0           0%
Laufer, Mendel and Ferna (2)                                           378             --            378           0           0%
Le-Makinen Partners (2)                                                441             --            441           0           0%
Le-Makinen Partners c/o Marvin Makinen (2)                             252             --            252           0           0%

Liska, Steven (2)                                                    4,082             --          4,082           0           0%
M20 Development Co. (2)                                                630             --            630           0           0%
Makinen, Marvin W. (2)                                                 252             --            252           0           0%
Marvin Heiman Revocable Trust (2)                                       47             --             47           0           0%
Master, Lori E. (2)                                                  1,069             --          1,069           0           0%
Menlo Entrepreneurs Fund IX(A), L.P. (2)(7)                          5,450             --          5,450           0           0%
Menlo Entrepreneurs Fund IX, L.P. (2)(7)                            44,958             --         44,958           0           0%
Menlo Ventures IX, L.P. (2)(7)                                   1,362,330             --      1,362,330           0           0%
MMEF IX (2)(7)                                                      24,522             --         24,522           0           0%
Mostow-Lipman 1998 Trust (2)                                         1,889             --          1,889           0           0%
Multi-Media Group, Inc. (4)(8)                                      50,000             --         50,000           0           0%
Neches, Philip (2)                                                  49,859             --         49,859           0           0%
Okmin, Michael (2)                                                     630             --            630           0           0%
Olympus Investors Group c/o Bud Young (2)(9)                         2,672             --          2,672           0           0%
Paine Webber IRA Custodian FBO Richard Greenspan (2)                   567             --            567           0           0%
Pinnacle Investors (2)(10)                                           1,763             --          1,763           0           0%
Poole, J.A. and Poole, Brynne c/o Brynne and Andy Poole (2)          1,603             --          1,603           0           0%
Ross, Jeff (2)                                                       2,519             --          2,519           0           0%
Ross, Susan (3)                                                        382            400            782           0           0%
Schlessman, Lee (3)                                                    580            608          1,188           0           0%
Schulman Investment (2)                                              1,259             --          1,259           0           0%
Schwartz, Hanan (2)                                                  3,148             --          3,148           0           0%
Schwartz, Orly (2)                                                   3,148             --          3,148           0           0%
Schwartz, Paula (2)                                                  3,148             --          3,148           0           0%
Schwartz, Tal (2)                                                   80,596             --         80,596           0           0%
Stein, Ken (2)                                                       2,672             --          2,672           0           0%
Stratton, Nancy (3)                                                    191            200            391           0           0%
Sullivan, Dennis (2)                                                   630             --            630           0           0%
TechGnosis, Inc. (2)                                                 1,259             --          1,259           0           0%
VLG Investments (2)(11)                                             10,251             --         10,251           0           0%
Weissman, Mark (2)                                                     630             --            630           0           0%
Wittmer, Kevin (2)                                                     135             --            135           0           0%
                                                                 ---------         ------      ---------          ---         ---
TOTAL                                                            2,003,905         45,000      2,048,905

(1) Assumes all of the shares of common stock offered are sold. Calculated pursuant to Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended (referred to herein as the "Exchange Act"), based on 29,160,096 shares of common stock issued and 28,352,803 outstanding on July 26, 2005.
(2) In connection with a Merger Agreement by and among Semotus and Expand Beyond Corporation, whereby Semotus acquired 100% of the issued and outstanding capital stock of Expand Beyond Corporation for 1,910,961 shares of Semotus Solutions' common stock on March 28, 2005.
(3) In connection with the retention of Bathgate Capital Partners, LLC ("Bathgate") by Semotus on May 27, 2004, as a financial advisor to assist Semotus in seeking and evaluating potential business combinations. Bathgate was granted warrants to purchase up to 45,000 shares of Semotus common stock immediately exercisable at an exercise price of $0.34 per share, the closing price on May 27, 2004, with a five year term; these warrants were subsequently assigned to certain individuals within Bathgate: Jeffrey Kohler, David Drennen, Lee Schlessman, Greg & Ann Fulton, Andrea Bauer, Susan Ross, Michael Donnelly, Nancy Stratton, Vicki D. E. Barone, Richard
     T. Huebner and Steven M. Bathgate, as indicated in this table. In addition, in connection with Semotus' acquisition of Expand Beyond Corporation, Semotus paid a finder's fee to Bathgate of $45,786, of which $10,000 was paid in cash and the balance was paid by the issuance of 42,944 shares of common stock; these shares were subsequently assigned to the same individuals within Bathgate: Jeffrey Kohler, David Drennen, Lee Schlessman, Greg & Ann Fulton, Andrea Bauer, Susan Ross, Michael Donnelly,

     Nancy Stratton, Vicki D. E. Barone, Richard T. Huebner and Steven M. Bathgate, as indicated in this table. Bathgate Capital Partners, LLC. is a broker dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended.
(4) In connection with an Independent Contractor Agreement by and among Semotus and Multi-Media Group, Inc. dated July 15, 2005, whereby Multi-Media Group Inc. is providing Semotus with certain marketing services related to Semotus' wireless software products and services.
(5) Shinji Miyashita, Katsuhiko Saito, Herman W. White Jr. and Takaharu Yamagami exercise shared dispositive and voting powers with respect to the shares of common stock that CrossBridge Partners Fund I, L.P. and CrossBridge Side Fund I, L.P. currently own.
(6) David P. Kwiat exercises dispositive and voting powers with respect to the shares of common stock that D.P.K. Enterprises, Inc. currently owns.
(7) H. DuBose Montgomery, Douglas C. Carlisle, John W. Jarve, Sonja L. Hoel, Mark A. Siegel, Kenneth H. Calhoun, Arvind Purushotham, Pravin A. Vazirani and Shawn T. Carolan exercise shares dispositive and voting powers with respect to the shares of common stock that Menlo Entrepreneurs Fund IX, L.P., Menlo Entrepreneurs Fund IX(A), L.P., Menlo Ventures IX, L.P. and MMEF IX, L.P. currently own.
(8) Ben Cerrone exercises dispositive and voting powers with respect to the shares of common stock that Multi-Media Group, Inc. currently owns.
(9) Dwight Irwin, Stacy Irwin, Joyce Kantoff, Kenneth R. Lempka, Kimberly Young and Sue Marlatt exercise dispositive and voting powers with respect to the shares of common stock that Olympus Investors Group currently owns.
(10) Dwight Irwin, Stacy Irwin, Donald E. Loveless, Warden Estate, Kimberly Young, Dr. William D. Young, and Sandy Zakin exercise dispositive and voting powers with respect to the shares of common stock that Pinnacle Investors currently owns.
(11) Mark Royer exercises dispositive and voting powers with respect to the shares of common stock that VLG Investments currently owns.

     No information is given with respect to beneficial ownership after the offering because we are assuming that all of the shares of common stock offered will be sold.

     The information concerning the selling stockholders may change from time to time and will be set forth in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

     The purpose of this prospectus is to permit each selling stockholder to offer and sell up to 2,048,905 shares at such times and at such places as he chooses. The decision to sell any shares is within the sole discretion of the holder thereof.

     The distribution of the common stock by a selling stockholder may be effected from time to time in one or more transactions. Any of the common stock may be offered for sale, from time to time, by a selling stockholder, or by permitted transferees or successors of the selling stockholder, on the American Stock Exchange, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The common stock may be sold by one or more of the following:

     * On the American Stock Exchange or any other national common stock exchange or automated quotation system on which our common stock is traded, which may involve transactions solely between a broker-dealer and its customers which are not traded across an open market and block trades.

     * Through underwriters, or through underwriting syndicates.

     * Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

          a. Block trades in which the broker or dealer acts as principal to facilitate the transactions.

          b. Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

          c.   Ordinary brokerage transactions.

          d.   Transactions in which the broker solicits purchasers.

     * Directly to one or more purchasers

     * A combination of these methods.

     The names of any underwriters or agents involved in the sale of the common stock will be set forth in a prospectus supplement.

     In connection with the distribution of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares in the course of hedging the positions they assume with the selling stockholder. A selling stockholder may also sell shares short and redeliver the shares to close out such short positions. A selling stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the common stock, which shares such broker-dealers or financial institutions may resell pursuant to this prospectus, as supplemented or amended to reflect that transaction. A selling stockholder may also pledge the common stock registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling stockholders or their underwriters, dealers or agents may sell the common stock to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the selling stockholders may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of the common stock, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

     Unless granted an exemption by the Commission from Rule Regulation M under the Exchange Act, or unless otherwise permitted under Regulation M, a selling stockholder will not engage in any stabilization activity in connection with the Company's common stock, will furnish each broker or dealer engaged by a selling stockholder and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any common stock of the Company or attempt to induce any person to purchase any of the common stock other than as permitted under the Exchange Act.

     We will not receive any proceeds from any sales of the common stock. We will receive $0.34 for each share purchase warrant exercised, for a total of $15,300, if all share purchase warrants are exercised without using the cashless exercise provision provided in these warrants.

     We shall use our best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and this prospectus as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the common stock covered by the registration statement for the period required to effect the distribution of such common stock.

     We are paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incidental to the offering and sale of the common stock to the public, which are estimated to be approximately $6,300. If we are required to update this prospectus during such period, we may incur additional expenses in excess of the amount estimated above.

     In order to comply with certain state securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares of common stock may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

                                  LEGAL MATTERS

The legality of the shares offered hereby is being passed upon for us by Silicon Valley Law Group, San Jose, California, Cathryn S. Gawne, a shareholder of Silicon Valley Law Group, holds options to purchase 30,000 shares of our common stock.

                                     EXPERTS

     The financial statements for the year ended March 31, 2005 incorporated by reference in this Prospectus have been audited by L.L. Bradford & Company, LLC, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the Commission or documents that we will file with the Commission in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we close this offering. The documents we incorporate by reference are:

     (a) Our annual report on Form 10-KSB for the fiscal year ended March 31, 2005.

     (b) Our Form 8-K/A filed on June 9, 2005 and two Form 8-Ks filed on June 20, 2005 and June 27, 2005.

     (f) Our Proxy Statement for our Annual Meeting to be held on September 22, 2005.

     (g) The description of our shares contained in the registration statement on Form 8-A filed on December 15, 2000.

     All reports and other documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                              AVAILABLE INFORMATION

     We will provide without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference. Requests should be made to Semotus Solutions, Inc. 718 University Ave., Suite 202, Los Gatos, California 95032, telephone
(408) 399-6120, and directed to the attention of Tali Durant, Corporate
Secretary.

     We are subject to certain informational reporting requirements of the Exchange Act and accordingly file reports and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this prospectus.

     We have filed with the SEC in Washington, DC a registration statement under the 1933 Act with respect to the securities offered or to be offered hereby. This prospectus does not contain all of the information included in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information about Semotus Solutions and the securities offered hereby, reference is made to the registration statement and the exhibits thereto. The registration statement has been filed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the SEC's Internet site (http://www.sec.gov.).

                          DISCLOSURE OF SEC POSITION OF
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.